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                                  EXHIBIT 99.1



                                       April 30, 2002




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      ARTHUR ANDERSEN LLP

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen has represented to us the following regarding the audit of our consolidated financial statements as of February 2, 2002, and for the year then ended and have issued their report thereon dated March 6, 2002.

         The audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

                                          Sincerely,

                                          /s/ James H. Baireuther

                                          James H. Baireuther
                                          Chief Financial Officer